EXHIBIT CC
PROMISSORY NOTE EXTENSION AGREEMENT
     This Promissory Note Extension Agreement is entered into this 27th day of May, 2008, to be effective as of December 31, 2007 and is by and between Sentient USA Resources Fund II, L.P., a Delaware limited partnership (“Sentient II LP”) and AmerAlia, Inc., a Utah corporation (“AmerAlia”).
BACKGROUND STATEMENTS
     Sentient II LP and AmerAlia are the holder and the maker, respectively, of a Promissory Note, dated August 24, 2007 and due December 31, 2007, in the amount of $350,000 (the Promissory Note”);
AGREEMENT
     The parties wish to extend the maturity date of the Promissory Note to July 31, 2008.
     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	The maturity date of the Promissory Note is hereby extended from December 31, 2007 to July 31, 2008.

2.	Except as modified hereby, the Promissory Note is unmodified and in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date and year described above, notwithstanding the actual date of execution.

	AMERALIA, INC	SENTIENT USA RESOURCES FUND II, L.P.

		By:	Sentient Executive MLP 1, Limited,
General Partner

By:	/s/ Bill H. Gunn	By:	/s/ Peter J. Cassidy
Name:	Bill H. Gunn	Name:	Peter J. Cassidy
Title:	President	Title:	Director